Exhibit 99.1

Pacific Premier Bancorp, Inc. Announces First Quarter 2015 Results (Unaudited)

First Quarter 2015 Summary

·	Net income of $1.8 million, or $0.09 per diluted share, adjusted net income of $4.3 million, or $0.21 per diluted share
·	Net income reduced by $4.0 million in non-recurring merger-related expenses
·	Net interest margin of 3.99%
·	Loan originations of $206 million, near record high
·	Loan growth of 31%
·	Deposit growth of 25%
·	Noninterest-bearing deposits reach 30% and total non-maturity deposits reach 76% of total deposits
·	Total assets of $2.8 billion, compared to $1.7 billion as of March 31, 2014

Irvine, Calif., April 22, 2015 -- Pacific Premier Bancorp, Inc. (NASDAQ: PPBI) (the “Company”), the holding company of Pacific Premier Bank (the “Bank”), reported net income for the first quarter of 2015 of $1.8 million, or $0.09 per diluted share.

The Company’s results in the first quarter 2015 were impacted by the following items:
·	$4.0 million in merger-related expense associated with the acquisition of Independence Bank;
·	No gain on sale of loans in the quarter as loan production closed later in the quarter; and
·	A temporary increase in cash balances that reduced the Company’s net interest income.

The Company’s acquisition of Independence Bank was consummated on January 26, 2015. The value of the total consideration paid for Independence Bank was $78.5 million, which consisted of approximately 10% cash and 90% of the Company’s common stock.  As a result of the consummation of this transaction, we acquired $449.6 million in total assets, including $332.9 million of total loans outstanding, $336.0 million of deposits, and $28.1 million in goodwill.

The Company’s first quarter 2015 financial results compare to net income of $3.9 million, or $0.23 per share on a diluted basis, for the fourth quarter of 2014, which included an accrual for a litigation matter of $1.7 million and merger-related expenses of $864,000 related to the acquisition of Independence Bank. The first quarter 2015 results also compare to net income of $2.6 million, or $0.15 per share on a diluted basis, for the first quarter of 2014, which included merger-related expenses of $626,000 associated with the acquisition of Infinity Franchise Holdings, LLC (“Infinity Franchise Holdings”).  Excluding non-recurring merger-related expenses and the litigation expense accrued in the fourth quarter of 2014, the Company reported adjusted net income of $4.3 million, or $0.21 per share on a diluted basis, for the first quarter of 2015, compared with $5.4 million, or $0.31 per share on a diluted basis, for the fourth quarter of 2014, and $3.0 million, or $0.17 per share on a diluted basis, for the first quarter of 2014.

For the three months ended March 31, 2015, the Company’s return on average assets was 0.29% and return on average tangible common equity was 4.04%, compared with a return on average assets of 0.78% and a return on average tangible common equity of 9.56% for the three months ended December 31, 2014, and a return on average assets of 0.64% and a return on average tangible common equity of 7.22% for the three months ended March 31, 2014.

Excluding the non-recurring merger-related expenses and the litigation expense detailed above that was accrued in the fourth quarter of 2014, the Company’s adjusted return on average assets was 0.70% and adjusted return on average tangible common equity was 9.24% for the three months ended March 31, 2015, compared with an adjusted return on average assets of 1.09% and an adjusted return on average tangible common equity of 13.15% for the three months ended December 31, 2014, and an adjusted return on average assets of 0.73% and an adjusted return on average tangible common equity of 8.23% for the three months ended March 31, 2014.

Steven R. Gardner, President and Chief Executive Officer of the Company, commented on the results, “Although the first quarter is typically a seasonally slow period for loan production, we had one of the most productive quarters in our history with $206 million in loan originations.  Our strong momentum in loan production reflects healthy loan demand in our markets and the effect of our business development efforts across all of our key lending areas.  During the first quarter, we continued to have well diversified loan production across our lines of business, including commercial, construction, SBA, warehouse lines of credit, multifamily and commercial real estate.  The well-balanced loan production continues to produce a highly diversified loan portfolio with attractive yields and strong credit quality.

“We had a strong quarter of SBA loan production, with $20.4 million in originations, however we did not record any gain on sale income due to the production coming later in the quarter and our decision to retain our SBA loans for a slightly longer period before selling them into the secondary market.  Although this had an impact on our revenue in the first quarter, we believe it will improve the internal rate of return on our SBA loans and is in the best long-term interest of the Company.  We expect to sell SBA loans in the second quarter and throughout the year and we anticipate that the gain on sale income will continue to make a significant contribution to our revenue mix going forward.  We are seeing the benefits of the loan production personnel we added late last year as the SBA pipeline at April 20, 2015 has now reached $50 million.

“Following the closing of our acquisition of Independence Bank at the end of January, we have fully integrated its operations including completing the systems conversion and transfer of customer accounts, and consolidating three of its branches.  We expect to begin realizing the significant majority of the cost savings from this acquisition during the second quarter of 2015.

“We believe we are well positioned to deliver strong results over the remainder of the year.  Our loan pipeline is at the highest level in our history and we believe we will continue to see strong loan growth.  With our anticipated continued loan growth and the benefit of SBA gain on sale income, and the synergies we project from the Independence Bank acquisition, we believe we can drive strong improvement in our overall level of profitability throughout 2015,” said Mr. Gardner.

Net Interest Income and Net Interest Margin

Net interest income totaled $23.1 million in the first quarter of 2015, up $3.9 million or 20.0% from the fourth quarter of 2014.  The increase in net interest income reflected an increase in average interest-earning assets of $447.5 million, partially offset by a decrease in the net interest margin of 3 basis points to 3.99% and two less days in the current quarter.  The increase in average interest-earning assets during the first quarter of 2015 was primarily related to the acquisition of Independence Bank, which added $332.9 million in loans at the acquisition date, and to a lesser extent our organic growth.  The decrease in the net interest margin was primarily due to a higher mix of lower yielding cash and cash equivalents in the first quarter of 2015, which average balance increased $121.0 million from the fourth quarter of 2014, and that more than offset our 12 basis point increase in loan yield.  During the quarter, management opted to increase liquidity by temporarily increasing FHLB advances and investing the proceeds in short-term holdings in consideration of the largest loan pipeline in the Bank’s history; increased activity on the Bank’s warehouse lines of credit; the announcement of the closure and consolidation of three Independence Bank branches; and the intentional run-off of a large amount of higher-cost certificates of deposit that matured during the quarter.  Management does not expect to operate the Bank at the high levels of cash balances going forward.  The increase in loan yield was almost all related to acquired loan discount accretion recognized during the first quarter of 2015.

Net interest income for the first quarter of 2015 increased $6.5 million or 39.0% compared to the first quarter of 2014.  The increase was primarily related to an increase in average interest-earning assets of $779.1 million, primarily related to our organic loan growth since the end of the first quarter of 2014 and our acquisition of Independence Bank during the first quarter of 2015.  The increase was partially offset by a lower net interest margin, which decreased 31 basis points from the first quarter of 2014 to the first quarter of 2015.  The decrease in the net interest margin was primarily related to a 15 basis point decrease in the yield of interest-earning assets and 20 basis point increase in the cost of interest-bearing liabilities.  The decrease in yield on interest-earning assets was primarily related to a higher mix of lower yielding cash and cash equivalents, partially offset by an increase in yield of loans by 2 basis points.  The increase in cost of interest-bearing liabilities was primarily associated with the issuance of $60.0 million of subordinated debt and $50 million of fixed-term Federal Home Loan Bank (“FHLB”) borrowings in the third quarter of 2014 and an increase in our cost of deposits of 2 basis points.

Provision for Loan Losses

We recorded a $1.8 million provision for loan losses during the first quarter of 2015, up from $1.4 million for the fourth quarter of 2014 and $949,000 for the first quarter of 2014.  The increase in the provision for loan losses in the first quarter of 2015 was mainly attributable to the organic growth in our loan portfolio.  Net loan charge-offs amounted to $384,000 in the first quarter of 2015, compared to net loan recoveries of $12,000 from the fourth quarter of 2014 and net loan charge-offs of $464,000 from the first quarter of 2014.

Noninterest income

Noninterest income for the first quarter of 2015 was $2.0 million, down $3.4 million or 62.5% from the fourth quarter of 2014.  The decrease from the prior quarter was primarily related to two factors: first, an absence of loan gains during the first quarter of 2015 resulting in a decrease of $2.7 million, as it was decided to hold SBA loans for a slightly longer period of time to optimize their overall return; and second, a decrease in gains on sales of investment securities of $908,000 as a lower amount of securities were sold during the current quarter.

Compared to the first quarter of 2014, noninterest income for the first quarter of 2015 decreased by $26,000 or 1.3%.  The decrease was primarily related to a decrease in gain on sale of loans of $548,000 because there were no loan sales in the current quarter, partially offset by higher other income of $308,000 and deposit fees of $128,000, primarily related to our growth.

Noninterest Expense

Noninterest expense totaled $20.5 million for the first quarter of 2015, up $4.0 million or 24.3%, compared with the fourth quarter of 2014.  The increase was primarily related to the increase in non-recurring merger-related expense of $3.1 million and an increase in compensation and benefits of $1.7 million associated with an increase in personnel, primarily related to the Independence Bank acquisition and higher employer taxes, partially offset by a decrease in other expense of $1.3 million, primarily related to a non-recurring litigation expense of $1.7 million accrued in the fourth quarter of 2014.

Compared to the first quarter of 2014, noninterest expense for the first quarter of 2015 increased by $6.9 million or 51.2%.  The increase in expense was primarily related to higher non-recurring merger-related expense of $3.4 million, compensation and benefits costs of $2.6 million, other expense of $469,000 and marketing expense of $427,000, primarily related to our organic growth and acquisition of Independence Bank.  Partially offsetting these increases was lower data processing and communications expense of $429,000 primarily related to lower negotiated core system provider costs.

The Company’s efficiency ratio was 64.63%, 64.88%, and 67.96% for the quarters ended March 31, 2015, December 31, 2014 and March 31, 2014, respectively.

Income Tax

For the first quarter of 2015, our effective tax rate was 37.1%, compared with 42.6% for the fourth quarter of 2014 and 37.3% for the first quarter of 2014.  The decrease from our fourth quarter 2014 effective tax rate primarily related to the non-deductibility of merger related costs recognized in the fourth quarter of 2014.

Assets and Liabilities

At March 31, 2015, assets totaled $2.8 billion, up $714.1 million or 35.0% from December 31, 2014 and $1.0 billion or 57.7% from March 31, 2014.  The increases were principally impacted by the acquisition of Independence Bank, which at closing added $449.6 million in assets including $332.9 million in loans, $56.1 million in investment securities available for sale, $28.1 million in goodwill and $11.3 million in bank owned life insurance.  Additionally, organic loan growth, an increase in cash and cash equivalents and investment securities and FHLB stock purchases contributed to the increase in assets during the first quarter of 2015.  The increase in assets since the end of the first quarter of 2014 was primarily related to organic and acquisitive loan growth of $806.0 million, investment securities and FHLB stock growth of $94.8 million and an increase in cash and cash equivalents of $54.0 million, goodwill of $28.1 million and bank owned life insurance of $12.1 million.

Investment securities available for sale totaled $280.5 million at March 31, 2015, up $78.8 million or 39.1% from December 31, 2014, and $78.3 million or 38.7% from March 31, 2014.  The increase in investment securities during the first quarter of 2015 was primarily due to the acquisition of Independence Bank, which added $56.1 million in investment securities at the acquisition date, along with our purchases of $40.1 million, partially offset by sales of $8.7 million and principal paydowns of $6.9 million.  The increase in investment securities since March 31, 2014 was primarily due to purchase and acquired securities of $223.8 million, partially offset by sales of $117.4 million and principal pay downs of $29.3 million.  In general, the purchase of investment securities primarily related to investing excess liquidity from our banking operations and to maintain a certain level of securities to our overall asset size, while the sales were made to help fund loan production and improve our interest-earning asset mix.

Loans held for investment totaled $2.1 billion at March 31, 2015, an increase of $502.8 million or 30.9% from December 31, 2014, and an increase of $806.0 million or 60.8% from March 31, 2014.  The increase during the first quarter of 2015 was primarily related to loans acquired from Independence Bank of $332.9 million at acquisition date, as well as our organic loan originations.  The increase included increases in multifamily of $134.2 million, commercial owner occupied loans of $141.4 million, warehouse facilities of $102.8 million, commercial non-owner occupied of $93.2 million, construction of $22.0 million and SBA of $21.5 million.  The increase in loans from March 31, 2014 included loans acquired from Independence Bank as well as organic loan growth in real estate loans of $351.0 million, C&I loans of $148.3 million, warehouse facilities loans of $135.5 million, commercial owner occupied loans of $128.5 million and SBA loans of $38.8 million.  The total end of period weighted average interest rate on loans at March 31, 2015 was 4.90%, compared to 4.91% at December 31, 2014 and 5.00% at March 31, 2014.

Loan activity during the first quarter of 2015 included loans acquired from Independence Bank, organic loan originations of $206.3 million and loan purchases of $30.3 million and a decrease in undisbursed loan funds of $39.4 million, partially offset by loan repayments of $106.4 million.  During the first quarter of 2015, our organic loan originations were well diversified across loan type and included $46.4 million in warehouse facilities loans, $43.5 million in construction loans, $38.9 million in C&I loans, including $16.4 million in franchise loans, $24.4 million in multifamily loans, $23.4 million in commercial owner occupied loans, $20.4 million in SBA loans and $8.6 million in commercial non-owner occupied loans.  At March 31, 2015, our loan to deposit ratio was 104.3%, compared with 99.9% at December 31, 2014 and 92.4% at March 31, 2014.

At March 31, 2015, deposits totaled $2.0 billion, up $412.3 million or 25.3% from December 31, 2014 and $608.0 million or 42.4% from March 31, 2014.  During the first quarter of 2015, deposit increases included money market accounts of $194.3 million, noninterest bearing checking of $163.0 million, certificates of deposit of $41.5 million and savings of $14.4 million.  The increase in deposits during the first quarter of 2015 was primarily due to the acquisition of Independence Bank, which added $336.0 million in deposits with a cost of 0.41% at the acquisition date, along with organic transaction account increases of $71.9 million related to seasonal increases in existing HOA management accounts attributed to annual billings and the receipt of homeowner’s dues.  The increase in deposits since the end of the first quarter of 2014 included increases in money market of $267.2 million, noninterest bearing checking of $206.9 million, wholesale/brokered certificates of deposit of $71.5 million, retail certificates of deposit of $56.0 million and savings of $12.8 million.  Brokered deposits of $70.0 million were raised in the third quarter of 2014 to lengthen the overall maturity of our liabilities and support our interest rate risk management strategies.

The total end of period weighted average cost of deposits at March 31, 2015 was 0.33%, down from 0.36% at December 31, 2014 and 0.34% at March 31, 2014.

At March 31, 2015, total borrowings amounted to $413.7 million, up $226.8 million or 121.3% from December 31, 2014 and $307.9 million or 291.0% from March 31, 2014.  The increase in borrowings during the first quarter of 2015 was primarily to fund loan growth and to provide cash for items previously detailed above.  The increase in borrowings since March 31, 2014 primarily related to an increase in FHLB borrowings of $250.0 million, the issuance of $60 million in 10-year subordinated notes, and term borrowings from the FHLB of $25.0 million for 18 months and $25.0 million for 2 years.  The borrowings in the third quarter of 2014 helped to extend the overall maturity of our liabilities and support our interest rate risk management strategies as well as leverage our balance sheet for growth.  At March 31, 2015, total borrowings represented 15.0% of total assets and had an end of period weighted average cost of 1.37%, compared with 9.2% of total assets at a weighted average cost of 2.74% at December 31, 2014, and 6.1% of total assets at a weighted average cost of 1.22% at March 31, 2014.

Asset Quality

Nonperforming assets totaled $5.7 million or 0.21% of total assets at March 31, 2015, up from $2.5 million or 0.12% at December 31, 2014 and $3.4 million or 0.20% of total assets at December 31, 2014.  During the first quarter of 2015, nonperforming loans increased $3.2 million to total $4.7 million while other real estate owned decreased $40,000 to $997,000.  The increase in nonperforming loans primarily was attributable to acquired loans.

At March 31, 2015, our allowance for loan losses was $13.6 million, up $1.4 million from December 31, 2014 and $5.0 million from March 31, 2014.  At March 31, 2015, our allowance for loan losses as a percent of nonaccrual loans was 291.3%, down from 844.9% at December 31, 2014 and 324.8% at March 31, 2014.  The increase in the allowance for loan losses at March 31, 2015 was mainly attributable to the growth in our loan portfolio and our intent to increase the allowance for loan losses over time to better align it with our peers. At March 31, 2015, the ratio of allowance for loan losses to total gross loans was 0.64%, down from 0.75% at December 31, 2014 and 0.66% at March 31, 2014.  Including the loan fair market value discounts recorded in connection with our acquisitions, the allowance for loan losses to total gross loans ratio was 0.90% at March 31, 2015, compared with 0.87% at December 31, 2014 and 0.88% at March 31, 2014.

Capital Ratios

At March 31, 2015, our ratio of tangible common equity to total assets was 7.95%, with a tangible book value of $10.01 per share and a book value per share of $12.78.

At March 31, 2015, the Bank exceeded all regulatory capital requirements with a ratio for tier 1 leverage capital of 11.03%, common equity tier 1 risk-based capital of 11.46%, tier 1 risk-based capital of 11.46% and total risk-based capital of 12.07%.  These capital ratios exceeded the “well capitalized” standards defined by the federal banking regulators of 5.00% for tier 1 leverage capital, 6.5% for common equity tier 1 risk-based capital, 8.00% for tier 1 risk-based capital and 10.00% for total risk-based capital.  At March 31, 2015, the Company had a ratio for tier 1 leverage capital of 9.43%, common equity tier 1 risk-based capital of 9.32%, tier 1 risk-based capital of 9.75% and total risk-based capital of 12.93%.

Conference Call and Webcast

The Company will host a conference call at 9:00 a.m. PT / 12:00 p.m. ET on April 22, 2015 to discuss its financial results.  Analysts and investors may participate in the question-and-answer session.  The conference call will be webcast live on the Investor Relations section of the Company’s website www.ppbi.com and an archived version of the webcast will be available in the same location shortly after the live call has ended.  The conference call can be accessed by telephone at (866) 290-5977 and asking to be joined to the Pacific Premier Bancorp conference call.  Additionally a telephone replay will be made available through April 30, 2015 at (877) 344-7529, conference ID 10064033.

Annual Meeting

The Company will hold its next annual meeting of shareholders at 9:00 AM on Tuesday May 26, 2015 at its corporate headquarters located at 17901 Von Karman Ave, Suite 1200, Irvine, CA 92614.  The Board of Directors has set the Record Date at April 1, 2015.

About Pacific Premier Bancorp, Inc.

Pacific Premier Bancorp, Inc. is the holding company for Pacific Premier Bank, one of the largest community banks headquartered in Southern California.  Pacific Premier Bank is a business bank primarily focused on serving small and middle market business in the counties of Los Angeles, Orange, Riverside, San Bernardino and San Diego, California.  Pacific Premier Bank offers a diverse range of lending products including commercial, commercial real estate, construction, residential warehouse and SBA loans, as well as specialty banking products for homeowners associations and franchise lending nationwide. Pacific Premier Bank serves its customers through its 16 full-service depository branches in Southern California located in the cities of Corona, Encinitas, Huntington Beach, Irvine, Los Alamitos, Newport Beach, Palm Desert, Palm Springs, Riverside, San Bernardino, San Diego, Seal Beach and Tustin.

FORWARD-LOOKING COMMENTS

The statements contained herein that are not historical facts are forward-looking statements based on management's current expectations and beliefs concerning future developments and their potential effects on the Company. Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of the Company. There can be no assurance that future developments affecting the Company will be the same as those anticipated by management. The Company cautions readers that a number of important factors could cause actual results to differ materially from those expressed in, or implied or projected by, such forward-looking statements. These risks and uncertainties include, but are not limited to, the following: the strength of the United States economy in general and the strength of the local economies in which we conduct operations; the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System; inflation, interest rate, market and monetary fluctuations; the timely development of competitive new products and services and the acceptance of these products and services by new and existing customers; the willingness of users to substitute competitors’ products and services for the Company’s products and services; the impact of changes in financial services policies, laws and regulations (including the Dodd-Frank Wall Street Reform and Consumer Protection Act) and of governmental efforts to restructure the U.S. financial regulatory system; technological changes; the effect of acquisitions that the Company may make, if any, including, without limitation, the failure to achieve the expected revenue growth and/or expense savings from its acquisitions; changes in the level of the Company’s nonperforming assets and charge-offs; any oversupply of inventory and deterioration in values of California real estate, both residential and commercial; the effect of changes in accounting policies and practices, as may be adopted from time-to-time by bank regulatory agencies, the Securities and Exchange Commission (“SEC”), the Public Company Accounting Oversight Board, the Financial Accounting Standards Board or other accounting standards setters; possible other-than-temporary impairment of securities held by us; changes in consumer spending, borrowing and savings habits; the effects of the Company’s lack of a diversified loan portfolio, including the risks of geographic and industry concentrations; ability to attract deposits and other sources of liquidity; changes in the financial performance and/or condition of our borrowers; changes in the competitive environment among financial and bank holding companies and other financial service providers; unanticipated regulatory or judicial proceedings; and the Company’s ability to manage the risks involved in the foregoing.  Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the 2014 Annual Report on Form 10-K of Pacific Premier Bancorp, Inc. filed with the SEC and available at the SEC’s Internet site (http://www.sec.gov).

The Company specifically disclaims any obligation to update any factors or to publicly announce the result of revisions to any of the forward-looking statements included herein to reflect future events or developments.

Contact:

Pacific Premier Bancorp, Inc.

Steve Gardner
President/CEO
949.864.8000

Kent J. Smith
Executive Vice President/CFO
949.864.8000

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(dollars in thousands, except share data)
(Unaudited)

	March 31,	December 31,	September 30,	June 30,	March 31,
ASSETS	2015	2014	2014	2014	2014

Cash and due from banks	$178,096	$110,650	$103,356	$120,016	$124,143
Federal funds sold	275	275	275	276	276
Cash and cash equivalents	178,371	110,925	103,631	120,292	124,419
Investment securities available for sale	280,461	201,638	282,202	235,116	202,142
FHLB and other stock, at cost	30,586	17,067	18,643	18,494	14,104
Loans held for investment	2,131,387	1,628,622	1,548,004	1,466,768	1,325,372
Allowance for loan losses	(13,646)	(12,200)	(10,767)	(9,733)	(8,685)
Loans held for investment, net	2,117,741	1,616,422	1,537,237	1,457,035	1,316,687
Accrued interest receivable	8,769	7,131	6,762	6,645	5,865
Other real estate owned	997	1,037	752	752	752
Premises and equipment	9,591	9,165	9,402	9,344	9,643
Deferred income taxes	12,815	9,383	10,721	10,796	9,180
Bank owned life insurance	38,377	26,822	26,642	26,445	26,240
Intangible assets	8,203	5,614	5,867	6,121	6,374
Goodwill	51,010	22,950	22,950	22,950	22,950
Other assets	16,079	10,743	9,439	7,535	6,926
TOTAL ASSETS	$2,753,000	$2,038,897	$2,034,248	$1,921,525	$1,745,282
LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES:
Deposit accounts:
Noninterest bearing	$619,763	$456,754	$425,166	$410,843	$412,871
Interest-bearing:
Checking	130,869	131,635	130,221	128,911	137,285
Money market/savings	809,408	600,764	564,050	533,672	529,348
Retail certificates of deposit	406,649	365,168	369,534	367,299	350,690
Wholesale/brokered certificates of deposit	76,477	76,505	54,495	4,856	5,009
Total interest-bearing	1,423,403	1,174,072	1,118,300	1,034,738	1,022,332
Total deposits	2,043,166	1,630,826	1,543,466	1,445,581	1,435,203
FHLB advances and other borrowings	343,434	116,643	195,561	255,287	95,506
Subordinated debentures	70,310	70,310	70,310	10,310	10,310
Accrued expenses and other liabilities	22,843	21,526	27,054	18,166	15,403
TOTAL LIABILITIES	2,479,753	1,839,305	1,836,391	1,729,344	1,556,422
STOCKHOLDERS’ EQUITY:
Common stock, $.01 par value; 25,000,000 shares authorized; shares issued and outstanding of 21,387,818, 16,903,884, 17,069,216, 17,068,641, and 17,224,977 at March 31, 2015, December 31, 2014, September 30, 2014, June 30, 2014, and March 31, 2014, respectively	214	169	171	171	172
Additional paid-in capital	218,528	147,474	150,062	149,942	152,325
Retained earnings	53,220	51,431	47,540	42,090	37,447
Accumulated other comprehensive income (loss), net of tax (benefit) of $898, $362, $59, ($16), and ($757) at March 31, 2015, December 31, 2014, September 30, 2014, June 30, 2014, and March 31, 2014, respectively	1,285	518	84	(22)	(1,084)
TOTAL STOCKHOLDERS’ EQUITY	273,247	199,592	197,857	192,181	188,860
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,753,000	$2,038,897	$2,034,248	$1,921,525	$1,745,282

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended
	March 31,	December 31,	March 31,
	2015	2014	2014
INTEREST INCOME
Loans	$24,513	$20,679	$16,585
Investment securities and other interest-earning assets	1,557	1,358	1,437
Total interest income	26,070	22,037	18,022
INTEREST EXPENSE
Deposits	1,606	1,448	1,069
FHLB advances and other borrowings	375	332	243
Subordinated debentures	971	990	75
Total interest expense	2,952	2,770	1,387
NET INTEREST INCOME BEFORE PROVISION FOR LOAN LOSSES	23,118	19,267	16,635
PROVISION FOR LOAN LOSSES	1,830	1,421	949
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	21,288	17,846	15,686
NONINTEREST INCOME
Loan servicing fees	901	805	856
Deposit fees	582	480	454
Net gain from sales of loans	-	2,679	548
Net gain from sales of investment securities	116	1,024	62
Other-than-temporary impairment recovery on investment securities, net	-	1	13
Other income	427	413	119
Total noninterest income	2,026	5,402	2,052
NONINTEREST EXPENSE
Compensation and benefits	9,522	7,839	6,891
Premises and occupancy	1,829	1,731	1,588
Data processing and communications	702	534	1,131
Other real estate owned operations, net	48	10	13
FDIC insurance premiums	314	261	237
Legal, audit and professional expense	521	637	593
Marketing expense	603	472	176
Office and postage expense	499	421	369
Loan expense	193	215	184
Deposit expense	805	709	761
Merger related expense	3,992	864	626
Other expense	1,441	2,775	972
Total noninterest expense	20,469	16,468	13,541
NET INCOME BEFORE INCOME TAX	2,845	6,780	4,197
INCOME TAX	1,056	2,889	1,565
NET INCOME	$1,789	$3,891	$2,632

EARNINGS PER SHARE
Basic	$0.09	$0.23	$0.15
Diluted	$0.09	$0.23	$0.15

WEIGHTED AVERAGE SHARES OUTSTANDING
Basic	20,091,924	16,950,856	17,041,594
Diluted	20,382,832	17,221,386	17,376,001

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
STATISTICAL INFORMATION
(dollars in thousands)

	Three Months Ended
	March 31,	December 31,	March 31,
	2015	2014	2014

Profitability and Productivity
Net interest margin	3.99%	4.02%	4.30%
Noninterest expense to average total assets	3.33	3.31	3.27
Efficiency ratio (1)	64.63	64.88	67.96
Return on average assets	0.29	0.78	0.64
Return on average tangible common equity (2)	4.04	9.56	7.22
Adjusted return on average tangible common equity (2)(3)	9.24	13.15	8.23
Full-time equivalents, at period end	343.0	283.5	240.0

Asset and liability activity
Loans originated and purchased	$569,447	$226,229	$186,853
Repayments	(106,409)	(80,623)	(77,555)
Loans sold	-	(43,956)	(9,508)
Increase in loans, net	501,319	79,185	81,617
Increase in assets	714,103	4,649	31,095
Increase in deposits	412,340	87,360	128,917
Increase (decrease) in borrowings	226,791	(78,918)	(108,585)

(1) Represents the ratio of noninterest expense less other real estate owned operations, core deposit intangible amortization and non-recurring merger related expense to the sum of net interest income before provision for loan losses and total noninterest income less gains/(loss) on sale of securities, other-than-temporary impairment recovery (loss) on investment securities, and gain on FDIC-assisted transactions.

(2) A reconciliation of the non-GAAP measures of average tangible common equity to the GAAP measures of common stockholders' equity is set forth at the end of this press release.
(3) Adjusted to exclude merger related and litigation expenses, net of tax.

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
STATISTICAL INFORMATION

	Average Balance Sheet
	Three Months Ended			Three Months Ended			Three Months Ended
	March 31, 2015			December 31, 2014			March 31, 2014
	Average		Average	Average		Average	Average		Average
	Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost
Assets	(dollars in thousands)
Interest-earning assets:
Cash and cash equivalents	$224,913	$129	0.23%	$103,926	$50	0.19%	$70,341	$27	0.16%
Federal funds sold	275	-	-	275	-	-	192	-	-
Investment securities	273,162	1,428	2.09	237,347	1,308	2.20	243,847	1,410	2.31
Loans receivable, net (1)	1,849,553	24,513	5.38	1,558,826	20,679	5.26	1,254,407	16,585	5.36
Total interest-earning assets	2,347,903	26,070	4.50%	1,900,374	22,037	4.60%	1,568,787	18,022	4.65%
Noninterest-earning assets	114,132			89,322			87,095
Total assets	$2,462,035			$1,989,696			$1,655,882
Liabilities and Equity
Interest-bearing deposits:
Interest checking	$145,813	$45	0.13%	$129,773	$43	0.13%	$137,658	$38	0.11%
Money market	695,369	562	0.33	506,850	406	0.32	435,188	314	0.29
Savings	87,439	36	0.17	75,182	28	0.15	75,904	28	0.15
Time	472,534	963	0.83	438,711	971	0.88	329,026	689	0.85
Total interest-bearing deposits	1,401,155	1,606	0.46	1,150,516	1,448	0.50	977,776	1,069	0.44
FHLB advances and other borrowings	201,700	375	0.75	103,394	332	1.27	85,019	243	1.16
Subordinated debentures	70,310	971	5.60	70,310	990	5.59	10,310	75	2.95
Total borrowings	272,010	1,346	2.01	173,704	1,322	3.02	95,329	318	1.35
Total interest-bearing liabilities	1,673,165	2,952	0.72%	1,324,220	2,770	0.83%	1,073,105	1,387	0.52%
Noninterest-bearing deposits	523,859			447,315			389,513
Other liabilities	23,367			20,541			10,951
Total liabilities	2,220,391			1,792,076			1,473,569
Stockholders' equity	241,644			197,620			182,313
Total liabilities and equity	$2,462,035			$1,989,696			$1,655,882
Net interest income		$23,118			$19,267			$16,635
Net interest rate spread (2)			3.78%			3.77%			4.13%
Net interest margin (3)			3.99%			4.02%			4.30%
Ratio of interest-earning assets to interest-bearing liabilities			140.33%			143.51%			146.19%

(1) Average balance includes loans held for sale and nonperforming loans and is net of deferred loan origination fees, unamortized discounts and premiums, and allowance for loan losses.
(2) Represents the difference between the yield on interest-earning assets and the cost of interest-bearing liabilities.
(3) Represents net interest income divided by average interest-earning assets.

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
STATISTICAL INFORMATION
(dollars in thousands)

	March 31,	December 31,	September 30,	June 30,	March 31,
	2015	2014	2014	2014	2014

Loan Portfolio
Business loans:
Commercial and industrial	$420,218	$428,207	$360,700	$319,541	$271,877
Commercial owner occupied (1)	352,351	210,995	237,996	216,784	223,848
SBA	49,855	28,404	20,482	15,115	11,045
Warehouse facilities	216,554	113,798	108,093	114,032	81,033
Real estate loans:
Commercial non-owner occupied	452,422	359,213	355,984	360,288	333,490
Multi-family	397,130	262,965	262,588	251,512	223,200
One-to-four family (2)	116,735	122,795	125,326	132,020	141,469
Construction	111,704	89,682	67,118	47,034	29,857
Land	7,243	9,088	6,103	6,271	6,170
Other loans	6,641	3,298	3,521	3,753	3,480
Total gross loans (3)	2,130,853	1,628,445	1,547,911	1,466,350	1,325,469
Less loans held for sale, net	-	-	-	-	-
Total gross loans held for investment	2,130,853	1,628,445	1,547,911	1,466,350	1,325,469
Less:
Deferred loan origination costs/(fees) and premiums/(discounts)	534	177	93	418	(97)
Allowance for loan losses	(13,646)	(12,200)	(10,767)	(9,733)	(8,685)
Loans held for investment, net	$2,117,741	$1,616,422	$1,537,237	$1,457,035	$1,316,687

Asset Quality
Nonaccrual loans	$4,663	$1,444	$1,782	$1,941	$2,674
Other real estate owned	997	1,037	752	752	752
Nonperforming assets	$5,660	$2,481	$2,534	$2,693	$3,426
Allowance for loan losses	13,646	12,200	10,767	9,733	8,685
Allowance for loan losses as a percent of total nonperforming loans	292.64%	844.88%	604.21%	501.44%	324.79%
Nonperforming loans as a percent of gross loans	0.22	0.09	0.12	0.13	0.20
Nonperforming assets as a percent of total assets	0.21	0.12	0.12	0.14	0.20
Net loan charge-offs (recoveries) for the quarter ended	$384	$(12)	$250	$(18)	$464
Net loan charge-offs (recoveries) for quarter to average total loans, net	0.08%	0.00%	0.07%	(0.01%)	0.15%
Allowance for loan losses to gross loans	0.64	0.75	0.70	0.66	0.66

Delinquent Loans:
30 - 59 days	$645	$20	$20	$236	$118
60 - 89 days	375	24	43	994	32
90+ days (4)	2,258	54	343	72	1,427
Total delinquency	$3,278	$98	$406	$1,302	$1,577
Delinquency as a % of total gross loans	0.15%	0.01%	0.03%	0.09%	0.12%

(1) Majority secured by real estate.
(2) Includes second trust deeds.
(3) Total gross loans for March 31, 2015 are net of (i) the unaccreted mark-to-market discounts on Canyon National Bank loans of $1.2 million, on Palm Desert National Bank loans of $1.3 million, on San Diego Trust Bank loans of $151,000, and on Independence Bank loans of $6.9 million and (ii) the mark-to-market premium on First Associations Bank loans of $28,000.

(4) All 90 day or greater delinquencies are on nonaccrual status and reported as part of nonperforming assets.

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
STATISTICAL INFORMATION
(dollars in thousands, except per share data)

	March 31,	December 31,	September 30,	June 30,	March 31,
	2015	2014	2014	2014	2014

Deposit Accounts
Noninterest-bearing checking	$619,763	$456,754	$425,166	$410,843	$412,871
Interest-bearing:
Checking	130,869	131,635	130,221	128,911	137,285
Money market	720,510	526,256	488,677	459,118	453,261
Savings	88,898	74,508	75,373	74,554	76,087
Retail certificates of deposit	406,649	365,168	369,534	367,299	350,690
Wholesale/brokered certificates of deposit	76,477	76,505	54,495	4,856	5,009
Total interest-bearing	1,423,403	1,174,072	1,118,300	1,034,738	1,022,332
Total deposits	$2,043,166	$1,630,826	$1,543,466	$1,445,581	$1,435,203

Core (Transaction/CDs < $250,000)	1,869,569	1,472,751	1,409,930	1,367,766	1,363,862
Non-Core (Broker/CDARs/CDs > $250,000)	173,597	158,075	133,536	77,815	71,341

Pacific Premier Bank Capital Ratios
Tier 1 leverage ratio (1)	11.03%	11.29%	11.48%	9.85%	10.26%
Common equity tier 1 risk-based capital ratio (1)	11.46%	N/A	N/A	N/A	N/A
Tier 1 risk-based capital ratio (1)	11.46%	12.72%	12.77%	10.83%	12.06%
Total risk-based capital ratio (1)	12.07%	13.45%	13.42%	11.46%	12.71%

Pacific Premier Bancorp, Inc. Capital Ratios
Tier 1 leverage ratio (1)	9.43%	9.18%	9.50%	10.04%	10.45%
Common equity tier 1 risk-based capital ratio (1)	9.32%	N/A	N/A	N/A	N/A
Tier 1 risk-based capital ratio (1)	9.75%	10.30%	10.53%	10.99%	12.23%
Total risk-based capital ratio (1)	12.93%	14.46%	14.71%	11.62%	12.88%
Tangible common equity ratio (2)	7.95%	8.51%	8.43%	8.62%	9.30%

Share Data
Book value per share	$12.78	$11.81	$11.59	$11.26	$10.96
Tangible book value per share (2)	10.01	10.12	9.90	9.56	9.26
Closing stock price	16.19	17.33	14.05	14.09	16.14

(1) For March 31, 2015, the ratio is calculated under Basel III. For prior periods, the ratio was calculated under Basel I or not applicable.
(2) A reconciliation of the non-GAAP measures of tangible common equity and tangible book value per share to the GAAP measures of common stockholders' equity and book value per share is set forth below.

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
STATISTICAL INFORMATION
(dollars in thousands, except per share data)

GAAP Reconciliations

For periods presented below, adjusted net income, adjusted diluted earnings per share and adjusted return on average assets are non-GAAP financial measures derived from GAAP-based amounts. We calculate these figures by excluding merger related and litigation expenses in the period results. Management believes that the exclusion of such items from these financial measures provides useful information to an understanding of the operating results of our core business. However, these non-GAAP financial measures are supplemental and are not a substitute for an analysis based on GAAP measures. As other companies may use different calculations for these adjusted measures, this presentation may not be comparable to other similarly titled adjusted measures reported by other companies.

	Three Months Ended
	March 31,	December 31,	March 31,
	2015	2014	2014

Net income	$1,789	$3,891	$2,632
Plus merger related and litigation expenses, net of tax	2,510	1,516	393
Adjusted net income	$4,299	$5,407	$3,025

Diluted earnings per share	$0.09	$0.23	$0.15
Plus merger related and litigation expenses, net of tax	0.12	0.08	0.02
Adjusted diluted earnings per share	$0.21	$0.31	$0.17

Return on average assets	0.29%	0.78%	0.64%
Plus merger related and litigation expenses, net of tax	0.41	0.31	0.09
Adjusted return on average assets	0.70%	1.09%	0.73%

For periods presented below, return on average tangible common equity and adjusted return on average tangible common equity are non-GAAP financial measures derived from GAAP-based amounts. We calculate these figures by excluding merger related expenses, litigation expenses and/or CDI amortization expense and exclude the average CDI and average goodwill from the average stockholders' equity during the period. Management believes that the exclusion of such items from these financial measures provides useful information to an understanding of the operating results of our core business. However, these non-GAAP financial measures are supplemental and are not a substitute for an analysis based on GAAP measures. As other companies may use different calculations for these adjusted measures, this presentation may not be comparable to other similarly titled adjusted measures reported by other companies.

	Three Months Ended
	March 31,	December 31,	March 31,
	2015	2014	2014

Net income	$1,789	$3,891	$2,632
Plus tax effected CDI amortization	160	145	159
Net income for average tangible common equity	1,949	4,036	2,791
Plus merger related and litigation expenses, net of tax	2,510	1,516	393
Adjusted net income for average tangible common equity	4,459	5,552	3,184

Average stockholders' equity	$241,644	$197,620	$182,313
Less average CDI	6,909	5,741	6,501
Less average goodwill	41,657	22,950	21,109
Average tangible common equity	$193,078	$168,929	$154,703

Return on average tangible common equity	4.04%	9.56%	7.22%
Adjusted return on average tangible common equity	9.24%	13.15%	8.23%

Tangible common equity to tangible assets (the "tangible common equity ratio") and tangible book value per share are non-GAAP financial measures derived from GAAP-based amounts. We calculate the tangible common equity ratio by excluding the balance of intangible assets from common stockholders' equity and dividing by tangible assets. We calculate tangible book value per share by dividing tangible common equity by common shares outstanding, as compared to book value per share, which we calculate by dividing common stockholders' equity by shares outstanding. We believe that this information is consistent with the treatment by bank regulatory agencies, which exclude intangible assets from the calculation of risk-based capital ratios. Accordingly, we believe that these non-GAAP financial measures provide information that is important to investors and that is useful in understanding our capital position and ratios. However, these non-GAAP financial measures are supplemental and are not a substitute for an analysis based on GAAP measures. As other companies may use different calculations for these measures, this presentation may not be comparable to other similarly titled measures reported by other companies.

	March 31,	December 31,	September 30,	June 30,	March 31,
	2015	2014	2014	2014	2014

Total stockholders' equity	$273,247	$199,592	$197,857	$192,181	$188,860
Less intangible assets	(59,213)	(28,564)	(28,817)	(29,071)	(29,324)
Tangible common equity	$214,034	$171,028	$169,040	$163,110	$159,536

Book value per share	$12.78	$11.81	$11.59	$11.26	$10.96
Less intangible book value per share	(2.77)	(1.69)	(1.69)	(1.70)	(1.70)
Tangible book value per share	$10.01	$10.12	$9.90	$9.56	$9.26

Total assets	$2,753,000	$2,038,897	$2,034,248	$1,921,525	$1,745,282
Less intangible assets	(59,213)	(28,564)	(28,817)	(29,071)	(29,324)
Tangible assets	$2,693,787	$2,010,333	$2,005,431	$1,892,454	$1,715,958

Tangible common equity ratio	7.95%	8.51%	8.43%	8.62%	9.30%